Exhibit 10.24.5

JANUS HENDERSON GROUP PLC DEFERRED INCENTIVE AWARD

UK – DIP FUND AWARD AGREEMENT

The Company grants to <Grantee> (the “Grantee”) effective as of <Date>, 2020 (the “Grant Date”), a deferred incentive award in the form of a cash value that is notionally invested in an underlying fund or funds and granted pursuant to Article 9 of the Company Plan (the “DIP Fund Award”) as described below, subject to the terms and conditions set forth in this DIP Fund Award Agreement, the Company’s Third Amended and Restated 2010 Deferred Incentive Plan, as may be amended or amended and restated from time to time (the “Company Plan”), the attached Appendices A and B, and any applicable laws (including any applicable securities laws), government regulations, stock exchange listing requirements or Company policies in effect from time to time applicable to the DIP Fund Award, including those regarding the deferral of the DIP Fund Award, the Personal Code of Ethics, the Share Trading Policy and the Market Conduct Policy. The Grantee must accept the DIP Fund Award, including all of the applicable terms and conditions, by <Date> or such later date determined by the Committee, or it will lapse. Capitalised terms used but not defined in this DIP Fund Award Agreement have the meaning specified in the Company Plan and/or in the attached Appendices. The Company Plan and the method of accepting the DIP Fund Award may be accessed at the site on which the Grantee accesses information related to the Grantee’s participation in the Company Plan.

1.         Grant of DIP Fund Award.

Subject to the provisions of this DIP Fund Award Agreement and the Company Plan, the Company hereby grants to the Grantee a deferred incentive award in the form of a cash value that is notionally invested in an underlying fund or funds (granted pursuant to Article 9 of the Company Plan). The cash value that is to be notionally invested is identified in the table below.

DIP Fund Award
Value on Grant Date:	[LOCAL CURRENCY]

2.         Vesting.

Except as otherwise provided herein, the DIP Fund Award will become vested and no longer subject to restriction on the vesting dates (each date, a “Vesting Date”) and in the amounts indicated below, provided that the Grantee has not experienced a Termination of Affiliation prior to the applicable Vesting Date.

Vesting Date	Percentage Vesting
March 1, 2021	33%
March 1, 2022	33%
March 1, 2023	34%

For the avoidance of doubt, the portion of the DIP Fund Award that vests upon each Vesting Date shall be equal to, with respect to each notional investment, the product of (i) the number of notional units credited to the applicable notional investment on the applicable Vesting Date, multiplied by (ii) the applicable vesting percentage (as set forth in the table above).

3.         Termination of Affiliation.

a.          Except as otherwise provided herein, in the event that the Grantee has a Termination

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of Affiliation, any unvested portion of the DIP Fund Award and the Grantee’s rights hereunder shall be terminated, cancelled and forfeited effective immediately upon such Termination of Affiliation.

b.         Notwithstanding the provisions of Sections 2 and 3(a) above, if the Grantee has a Termination of Affiliation due to  (a) death, then the DIP Fund Award shall become fully vested and no longer subject to restriction upon such Termination of Affiliation; or (b) Disability, then any unvested portion of the Grantee’s DIP Fund Award shall remain outstanding and shall continue to vest in accordance with its terms.  “Disability” shall have the meaning set forth in the Company’s long-term disability benefit plan, requiring medical certification for a determinable physical or mental impairment expected to result in death or expected to last for a continuous period of not less than twelve (12) months.

c.         Notwithstanding the provisions of Sections 2 and 3(a) above, if the Grantee experiences a Termination of Affiliation due to a termination by the Company or a Subsidiary (as appropriate) without Cause, then any unvested portion of the Grantee’s DIP Fund Award shall remain outstanding and shall continue to vest in accordance with its terms.

d.         Notwithstanding the provisions of Sections 2 and 3(a) above, if the Grantee experiences a Termination of Affiliation due to Retirement (as defined in Appendix A), the DIP Fund Award shall continue to vest in accordance with, and subject to the terms and conditions set forth in, Appendix A.

4.         Notional Investment of the Account; Allocation Elections.

a.         The DIP Fund Award shall be credited to the Grantee as a bookkeeping entry maintained by the Company or administrator for the Grantee (“Account”) that reflects the DIP Fund Award (including gains, losses and expenses) and adjustments thereto as soon as administratively practicable following the Grant Date.

b.         Initial Allocation.  The DIP Fund Award will be deemed invested in the notional investments selected by the Grantee pursuant to online elections through the Company Plan administrative system or as otherwise provided by the Company. In connection with the Grantee’s first election form submitted under the Company Plan, the Grantee shall specify in one (1) percent increments how the amounts in the Grantee’s Account with respect to the DIP Fund Award are to be notionally invested in one or more of the investment options offered for notional investment; provided however all such elections must meet the applicable prospectus requirements. In the event the Grantee does not make an election within the period notified to the Grantee,  the Grantee shall be deemed to have directed that the undesignated portion of the Grantee’s Account be notionally invested in a money market notional investment option offered under the Company Plan or notionally invested in such other fund or funds as the Committee determines in its discretion.

c.         Reallocation.  After the Grantee’s initial allocation, as described in Section 4(b) above,  the Grantee may change the investment elections from time to time as determined by the Committee, and any such change shall be effective as soon as practicable after such election is made. If more than one reallocation is received on a timely basis, the reallocation that the Committee  determines to be the most recent shall be followed. The Grantee may reallocate the investment of the Grantee’s Account attributable to the DIP Fund Award by specifying, in one (1) percent

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increments how such amounts are to be invested among the notional investment options then offered under the Company Plan.

d.         Notional Investment Options.  The notional investment options that are available under the Company Plan for the Grantee’s Account shall be designated by the Company, subject to applicable prospectus requirements. An amount transferred into one of these notional investments is converted to notional units of such notional investments by dividing such amount by the value of a unit in the applicable fund on the date as of which the amount is treated as notionally invested in this notional investment by the Committee. Thereafter, the Grantee’s interest in each such notional investment is valued as of the last business day of each month, or such other date specified by the Committee (each, a “Valuation Date”) by multiplying the number of notional units credited to the Grantee’s Account on such date by the value of a unit in the applicable fund on such date. In no event will the Grantee be regarded as having acquired an actual investment in any underlying fund except as provided in accordance with Section 5(a) below (if relevant).

e.         Gains and Losses.  As of each Valuation Date, the Grantee’s Account shall be credited with earnings and gains (and shall be debited for expenses and losses) determined as if the amounts credited to the Grantee’s Account had actually been invested as directed by the Grantee in accordance with this DIP Fund Award Agreement. The DIP Fund Award provides only for “notional investments”, and therefore such earnings, gains, expenses and losses are hypothetical and not actual. However, these hypothetical earnings shall be applied to measure the value of the Grantee’s Account and the amount of the Company’s liability to make payments to or on behalf of the Grantee.

f.          Undesignated Amounts.  If the Committee possesses at any time investment directions as to the notional investment of less than all of the Grantee’s Account, the Grantee shall be deemed to have directed that the undesignated portion of the Account be invested in a money market notional investment option offered under the Company Plan or notionally invested in such other fund or funds as the Committee determines in its discretion.

g.         Committee Discretion.  Allocations of the Grantee’s Account attributable to the DIP Fund Award pursuant to Sections 4(b) and (c) above shall be made using the notional investment procedures that are provided by the Committee for this purpose, which may include the use of written or electronic forms, as well as the use of a voice-response system, as determined by the Committee. The Committee may provide that allocations pursuant to Sections 4(b) and (c) above are to be made in increments specified by the Committee that are different from the increments set forth in Sections 4(b) and (c). The Committee shall have the sole discretion to determine the notional investment options available under the Company Plan and may change, limit or eliminate an investment fund provided thereunder from time to time. If any notional investment option ceases to be available under the Company Plan, the Committee shall have the authority to credit to any or all other then-available notional investment options all amounts previously allocated to the terminated notional investment option (along with deemed earnings, gains and losses relating thereto).

h.         Grantee Acknowledgements.  By accepting this DIP Fund Award, the Grantee acknowledges and agrees that (i) neither the Company nor any Subsidiary, nor any entity or person acting on their behalf has provided the Grantee with any legal,

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investment, tax or financial advice with respect to the Grantee’s participation in the Company Plan, the DIP Fund Award or any fund units or cash acquired upon the distribution of the DIP Fund Award; (ii) neither the Company nor any Subsidiary, nor any entity or person acting on their behalf will be liable for any loss or potential loss arising out of a delay in the initial allocation or any reallocation of any notional investment;  (iii) notionally invested amounts may be notionally invested in a fund or funds denominated and/or traded in a currency which is not the currency in the Grantee’s jurisdiction and that neither the Company nor any Subsidiary, nor any entity or person acting on their behalf is liable for any depreciation (or other impact) on Account balances due to movements in the exchange rate or any charges imposed in relation to the conversion or transfer of money; (iv) if requested by the Committee,  the Grantee will open a Company-designated account needed to receive any proceeds or benefits from this DIP Fund Award, unless the Grantee already has opened such an account; (v)  if the Committee requests that the Grantee open an account under (iv) above,  any failure to maintain such an account will subject the  DIP Fund Award to a suspension of vesting or cancellation and forfeiture; (vi)  Account balances are subject to any net appreciation or depreciation accruing from time to time based on the Grantee’s notional investment election of the Account balance in accordance with the Grantee’s allocation election(s) in effect from time to time; (vii)  the Grantee is solely responsible for any net appreciation or net depreciation in the balance of the Grantee’s Account resulting from the Grantee’s notional investment elections; (viii) the Company does not guarantee or represent in any manner whatsoever that the Grantee will realize any appreciation (or be protected from any depreciation) in the balance of the Account as a result of allocating the Account balance for notional investments in mutual funds; and (ix) any allocation elections must comply with the Company’s pre-clearance and applicable prospectus requirements. The Grantee further agrees and acknowledges that the Grantee is under no obligation to make a notional investment election in any particular fund, and, if no such investment election is made, that the balance and any transfers in the Grantee’s Account shall be notionally invested in a money market notional investment option offered under the Company Plan or notionally invested in such other fund or funds as the Committee determines in its discretion.

5.         Distribution.

a.         General.  Subject to the terms of the Company Plan, and except as otherwise determined by the Committee in its sole discretion in a manner compliant with Section 409A of the Code, the value of the vested portion of the Grantee’s Account will be paid to the Grantee in cash unless the Committee determines, in its discretion, that the Grantee be given the choice, within such period and on such terms specified by the Committee, to receive such value of the vested portion of the Grantee’s Account in cash or in specified mutual fund units. If the Grantee is given the choice referred to in the preceding sentence but does not make a choice within such period specified to the Grantee, the relevant amount referred to in that sentence will be paid to the Grantee in cash. The distribution shall be processed as soon as practicable following the date such portion becomes vested and shall be subject to applicable tax withholding in accordance with Article 14 of the Company Plan.

b.         Beneficiary Designation.  The Grantee shall have the right, at any time, to designate any person or persons as beneficiary or beneficiaries (both principal as well as contingent) to whom the balance of the Grantee’s Account will be distributed, as described in Section 5(a) above, in the event of the Grantee’s death. In such

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circumstances, the distribution will be made in cash, regardless of whether the Grantee had chosen to receive mutual fund units. In the event of multiple beneficiaries, the balance of the Grantee’s Account shall be apportioned among the beneficiaries in accordance with the designation forms. Unless the Committee informs the Grantee otherwise, the Grantee may make or change a beneficiary designation by filing the designation form.  The receipt of a new beneficiary designation will cancel all previously filed beneficiary designations.

c.         Failure to Designate. If the Grantee fails to designate a beneficiary as provided above, or if all designated beneficiaries predecease the Grantee, then all payments hereunder in respect of the Grantee shall be made to the Participant’s estate. In such circumstances, the distribution will be made in cash, regardless of whether the Grantee had chosen to receive mutual fund units.

6.         Miscellaneous.

a.         Section 409A; Six-Month Delay.  Section 6(a) of this DIP Fund Award Agreement will apply to a Grantee who, either at the Grant Date or at any time subsequent to the Grant Date, is subject to United States income taxes. The intent of the parties is that payments and benefits under the DIP Fund Award made to the Grantee comply with Section 409A of the Code and, accordingly, to the maximum extent permitted, this DIP Fund Award shall be interpreted and administered to be in compliance with Section 409A of the Code. Notwithstanding anything contained herein to the contrary, and to the extent applicable, the Grantee shall not be considered to have experienced a Termination of Affiliation for the purposes of Section 3 of this DIP Fund Award Agreement unless the Grantee would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this DIP Fund Award shall be construed as a separate identified payment for the purposes of Section 409A of the Code, and any payments under this DIP Fund Award that are due within  the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing, and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided under the DIP Fund Award during the six-month period immediately following the Grantee’s “separation from service” (within the meaning of Section 409A of the Code) shall instead be paid on the first business day after the date that is six months following the Grantee’s “separation from service” (or death, if earlier).

b.         Notices.  Any notice to be given to the Company shall be addressed to the Company at its principal office, in care of its Assistant Corporate Secretary, or, if by electronic mail, to the email address of the Assistant Corporate Secretary. Any notice to be given to the Grantee shall be addressed to the Grantee at the address, or if by electronic email, the email address, listed in the Company’s records. By a notice given pursuant to this section, either party may designate a different address for notices. Any notice to be given hereunder shall be in writing and shall be deemed to have been given (i) on the date of transmission if sent by telecopy or by electronic mail or (ii) if not by electronic transmission, when actually delivered; when deposited in the national mail, postage prepaid and properly addressed to the Grantee; or when delivered by overnight courier.

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c.         Binding Effect.  Except as otherwise provided hereunder, this DIP Fund Award Agreement shall be binding upon the heirs, executors or successors of the parties to this DIP Fund Award Agreement, including all rights and obligations.

d.         Laws Applicable to Construction.  The interpretation, performance and enforcement of this DIP Fund Award Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this DIP Fund Award Agreement, the DIP Fund Award is subject to the terms and conditions of the Company Plan, which is hereby incorporated by reference.

e.          Severability.  The invalidity or unenforceability of any provision of this DIP Fund Award Agreement shall not affect the validity or enforceability of any other provision of this DIP Fund Award Agreement.

f.          Conflicts and Interpretation.  In the event of any conflict between this DIP Fund Award Agreement and the Company Plan, the Company Plan shall take precedence.  In the event of any ambiguity in this DIP Fund Award Agreement, or any matters as to which this DIP Fund Award Agreement is silent, the Company Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Company Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Company Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Company Plan.

g.         Amendment.  Except as otherwise provided for in this DIP Fund Award Agreement, this DIP Fund Award Agreement may not be modified, amended or waived except by an instrument in writing approved by both parties hereto or approved by the Committee;  provided that the consent of the Grantee shall not be required for any amendment which (i) does not adversely affect the rights of the Grantee, or (ii) is necessary or advisable (as determined by the Committee) to carry out the purpose of the DIP Fund Award as a result of any new or change in existing applicable law. The waiver by either party of compliance with any provision of this DIP Fund Award Agreement shall not operate or be construed as a waiver of any other provision of this DIP Fund Award Agreement, or of any subsequent breach by such party of a provision of this DIP Fund Award Agreement. Notwithstanding anything to the contrary contained in the Company Plan or in this DIP Fund Award Agreement, to the extent that the Company determines that the DIP Fund Award is subject to Section 409A of the Code and fails to comply with the requirements of Section 409A of the Code, the Company reserves the right to amend, restructure, terminate or replace the DIP Fund Award in order to cause the DIP Fund Award to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

h.         Headings.  The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this DIP Fund Award Agreement.

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APPENDIX A – ADDITIONAL TERMS OF DIP FUND AWARD APPLICABLE UPON RETIREMENT

1.         Retirement Criteria.

“Termination of Affiliation due to Retirement” shall mean a Grantee’s Termination of Affiliation that, in the Management Committee’s sole discretion, meets the criteria set forth in clauses (i) and (ii) below (collectively, the “Retirement Criteria”):

(i) the Grantee represents to the Company that the Grantee intends to indefinitely withdraw from the workforce, including from sitting on the board of directors of any competitor, as determined in the discretion of the Management Committee; and

(ii) (x) the Grantee has completed at least fifteen (15) years of service and (y) the Management Committee determines in good faith that the Grantee has satisfactorily fulfilled qualitative criteria, determined in the discretion of the Management Committee, with respect to (A) the needs of the business of the Company and/or succession planning, (B) significant contributions to the Company and (C) achievement of appropriate work transition.

2.         Additional Retirement Vesting Conditions.

The vesting in connection with a Termination of Affiliation due to Retirement as described in Section 3 below shall also be subject to the Grantee (i) executing a legal release of the Grantee’s claims against the Company, in a form reasonably satisfactory to the Company, within 45 days following the effective date of the Termination of Affiliation (and not revoking the release within the time period for revocation set forth in the release) and (ii) certifying to the Company the Grantee’s continued permanent withdrawal from the workforce within 30 days prior to the applicable Retirement Vesting Date, unless otherwise determined by the Management Committee (the “Additional Retirement Vesting Conditions”).

3.         Retirement Vesting Schedule.

Notwithstanding anything to the contrary in the DIP Fund Award Agreement, if the Grantee has experienced a Termination of Affiliation due to Retirement and satisfies the Additional Retirement Vesting Conditions, then the DIP Fund Award shall vest (i) 50% on the final vesting date applicable to any outstanding unvested mutual fund-based Award (granted pursuant to Article 9 of the Company Plan) held by the Grantee granted on or after January 1, 2020 (each, a “Covered DIP Fund Award”) and (ii) 50% shall vest on the date that is one year prior to the final vesting date applicable to any Covered DIP Fund Award; provided, however, if there is only one vesting date remaining applicable to the Covered DIP Fund Awards (or if all remaining vesting dates are less than one year following the Grantee’s Termination of Affiliation), 100% of the DIP Fund Award shall vest on such final vesting date (each such vesting date, a “Retirement Vesting Date”).

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APPENDIX B – FORFEITURE (MALUS) AND CLAW-BACK

The DIP Fund Award shall be subject to the forfeiture and claw-back provisions set forth in this Appendix.  Notwithstanding any provision of the Company Plan, the DIP Fund Award Agreement, Appendix A, or this Appendix B to the contrary, the DIP Fund Awards shall be subject to such additional forfeiture, claw-back, deduction or recovery provisions as may be required pursuant to any applicable laws (including US securities laws), government regulations, stock exchange listing requirements or Company policies in effect from time to time (including additional laws, regulations and requirements implemented following the date hereof).

1.         FORFEITURE (MALUS)

1.1       Any time prior to distribution in respect of the DIP Fund Award in accordance with Section 5(a) of this DIP Fund Award Agreement, the Board, acting fairly and reasonably, may determine that the vesting of the DIP Fund Award  or distribution in accordance with Section 5(a) in respect of a  vested DIP Fund Award is not justified (and the amount that would otherwise have been distributed shall be forfeited) due to:

(a)        a material misrepresentation in relation to the performance of the Company or its Subsidiaries (together, the “Group”), business unit or fund, mandate or other vehicle the assets of which are managed by a member of the Group (“Fund”) and/or the Grantee on the basis of which the Board made its determination as to the amount of the annual bonus awarded and the extent to which the DIP Fund Award was granted or earned, including (but not limited to): (i) a misstatement of the financial results and/or health of a member of the Group, business unit or Fund during a relevant fiscal year; (ii) an erroneous calculation in relation to the results of a member of the Group, business unit or Fund or other performance benchmark; (iii) errors in the financial statements of a member of the Group, business unit or Fund; or (iv) discrepancies in the financial accounts for a relevant fiscal year, whether or not arising from fraud or reckless behaviour on the part of any director or employee of a member of the Group;

(b)        significant changes in the overall financial situation of the Group;

(c)        a material downturn in the performance of: (i) any member of the Group or business unit for which the Grantee performs a role or has responsibility; and/or (ii) any Fund to which the Grantee’s role relates or for which the Grantee has responsibility;

(d)        a material failure of risk management of: (i) any member of the Group or business unit for which the Grantee performs a role or has responsibility; and/or (ii) any Fund to which the Grantee’s role relates or for which the Grantee has responsibility, whether or not the Grantee is responsible for such failure but taking into account the proximity of the Grantee to the failure of risk management;

(e)        the Grantee ceasing to be an employee of any member of the Group by reason of dismissal for misconduct (for the avoidance of doubt, including but not limited to gross misconduct) or Cause, material or serious error or there is reasonable evidence of employee misbehaviour; and/or,

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(f)        the Grantee has engaged in conduct which the Board considers ought to result in the complete or partial reduction of the DIP Fund Award, including where the Grantee has failed to meet appropriate standards of fitness and propriety and/or has materially breached his or her service contract and/or any terms of employment or engagement with the Group.

For the avoidance of doubt, the Board may determine that the DIP Fund Award may be forfeited in whole or in part. The effect of the forfeiture of the DIP Fund Award (to the extent determined by the Board) shall be that the Grantee shall no longer be entitled to the distribution in accordance with Section 5(a) of this DIP Fund Award Agreement.

2.         CLAW-BACK OF AWARD

2.1       At any time following the the distribution of cash or fund units, as applicable, in accordance with Section 5(a) of this DIP Fund Award Agreement in respect of the DIP Fund Award until the third anniversary of such distribution,  the Board, acting fairly and reasonably, may determine that a claw-back of such distributed amount (“Claw-Back”) is justified due to:

(a)        a material misrepresentation in relation to the performance of a member of the Group, business unit or Fund and/or the Grantee on the basis of which the Board made its determination as to the amount of the annual bonus awarded and the extent to which the DIP Fund Award was granted, earned, vested or paid, including (but not limited to): (i) a misstatement of the financial results and/or health of a member of the Group, business unit or Fund during a relevant fiscal year; (ii) an erroneous calculation in relation to the results of a member of the Group, business unit or Fund or other performance benchmark; (iii) errors in the financial statements of a member of the Group, business unit or Fund; or (iv) discrepancies in the financial accounts for a relevant fiscal year, whether or not arising from fraud or reckless behaviour on the part of any director or employee of a member of the Group and the Board determines that either (x) such misrepresentation resulted in the Grantee receiving a distribution of a larger value in respect of the DIP Fund Award than the Grantee would have received had the misrepresentation not occurred or (y) the Board determines the Grantee was responsible for such misrepresentation;

(b)        the Grantee ceasing to be an employee of any member of the Group by reason of dismissal for misconduct (for the avoidance of doubt, including but not limited to gross misconduct), material or serious error, or Cause, or there is reasonable evidence of employee misbehaviour; and/or,

(c)        a material failure of risk management for which the Grantee has direct or indirect responsibility in respect of: (i) any member of the Group or business unit for which the Grantee performs a role or has responsibility; and/or (ii) any Fund to which the Grantee’s role relates or for which the Grantee has responsibility.

2.2       The manner in which the Claw-Back shall be made by the Board is as follows:

(a)        the Company shall serve a notice in writing on the Grantee setting out:

(i)         the date of grant of the DIP Fund Award;

(ii)        the total amount of cash or number of mutual fund units (as applicable)

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distributed in respect of the DIP Fund Award in accordance with Section 5(a) of this DIP Fund Award Agreement;

(iii)      where applicable, the number of mutual fund units distributed in accordance with Section 5(a) of this DIP Fund Award Agreement in respect of the DIP Fund Award which are subject to the Claw-Back calculated (if the Board so decides, after taking account of the tax and social security contributions paid by the Grantee) (“Claw-Back Units”);

(iv)      where applicable, the amount of cash distributed in respect of the DIP Fund Award which is subject to the Claw-Back calculated (if the Board so decides, after taking account of the tax and social security contributions paid by the Grantee) or the Fair Market Value of the Claw-Back Units, as at the date the Claw-Back Units were distributed in accordance with Section 5(a) of this DIP Fund Award Agreement (“Cash Equivalent”);

(b)        so far as the Board shall consider practicable, any Claw-Back shall be implemented by:

(i)        a reduction in the number of Shares subject to an Award granted under the Company Plan or an award granted under any other equity award plan operated by the Company which would otherwise vest for or be released to the Grantee on any future date;

(ii)       withholding any cash amount otherwise due to the Grantee under any bonus scheme, notional share or notional fund scheme or other cash based incentive scheme of the Company or any member of the Group (on a pre- or post-tax basis, as determined by the Board); or

(iii)      a deduction from any other sum owed to the Grantee (which may include unpaid salary and/or pension contributions) on a pre- or post-tax basis, as determined by the Board, up to the number of Claw-Back Units or the Cash Equivalent; and

(c)        if the Grantee ceases at any time to be a participant in the Company Plan and/or any other equity award plan operated by the Company, or the number of Shares which may be transferred on or following any future date under the Company Plan and/or any other equity award plan operated by the Company have a Fair Market Value that is less than the Cash Equivalent of the Claw-Back Units, or the Grantee ceases at any time to be a director or an employee of a member of the Group, then the Company may recover from the Grantee the Cash Equivalent of the balance of the Claw-Back Units remaining to be clawed-back, and for these purposes the Cash Equivalent is a debt which is immediately due and payable by the Grantee to the Company.

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